UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 29, 2012

YOU ON DEMAND HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-19644 (Commission File Number)	20-1778374 (IRS Employer Identification No.)

27 Union Square, West Suite 502
New York, New York  10003
Telephone No.: 212-206-1216
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2012, the Board of Directors of YOU On Demand Holdings, Inc. (the “Company”) increased the size of the Board from four to five members, and appointed Mr. Michael Birken and Mr. Michael Jackson as a member of the Board of Directors of the Company, and accepted the resignation of Mr. Marc Urbach as a member of the Board of Directors.

Appointment of Directors

Michael Birkin

Mr. Birkin is currently the Chairman of Red Peak Group, a global marketing services firm with offices in New York, Los Angeles, Chicago and London, which Mr. Birkin founded in 2010.  In July 2009, Mr. Birkin acquired RMPC, an events, hospitality and promotions agency, and a wholly-owned subsidiary of Red Peak Group.  In March 2005, Mr. Birkin was appointed Vice Chairman of Omnicom Group Inc.,  a global provider of marketing and communications services, and President and CEO of Omnicom Asia Pacific. In January 2006, he became Chairman and CEO of Omnicom Asia Pacific. In 1997, Mr. Birkin became International President of the Diversified Agency Services Division of Omnicom (“DAS”), responsible for all DAS companies in Europe and Asia Pacific, and in 1998 he became President of DAS Worldwide.   Mr. Birkin began his career at Price Waterhouse, moving to Allied Dunbar and then to Interbrand, the Branding and Identity Consultancy, as Chief Executive.

Mr. Birkin is a graduate of University College, London, where he studied law.

The Board of Directors has determined that Mr. Birkin is “independent” as that term is defined under the NASDAQ listing standards.  Mr. Birkin will serve as a member of each of the Company’s Governance and Nominating Committee, Audit Committee and Compensation Committee.

The Company and Mr. Birkin have not entered into a formal agreement in connection with Mr. Birkin's service on the Board of Directors, however the Company expects to enter into an Independent Director Contract with Mr. Birkin which will set forth, among other things, the compensation due to Mr. Birkin for service as a Director.

Michael Jackson

Mr. Jackson is an investor, advisor and director for digital and television businesses in the U.S and U.K.  Since May 2009, Mr. Jackson has served as non-executive director of STV plc., a UK broadcasting company.  Mr Jackson also currently serves as an advisor for Lepe Partners, an independent merchant bank, and as a director Nutopia, an independent production company.  From 2006 until 2009, Mr. Jackson was President of Programming at InterActiveCorp, an internet conglomerate, and before that he served as Chairman of Universal Television Group, CEO of the UK's Channel Four Television and Director of Television at the BBC.

Mr. Jackson is a graduate of the Polytechnic of Central London (renamed the University of Westminster in 1992), from which he achieved a First Class Honours BA in Media Studies in 1979.

The Board of Directors has determined that Mr. Jackson is “independent” as that term is defined under the NASDAQ listing standards.  Mr. Jackson will serve as a member of each of the Company’s Compensation Committee, Audit Committee and Governance and Nominating Committee.

The Company and Mr. Jackson have not entered into a formal agreement in connection with Mr. Jackson's service on the Board of Directors, however the Company expects to enter into an Independent Director Contract with Mr. Jackson which will set forth, among other things, the compensation due to Mr. Jackson for service as a Director.

Resignation of Director

On May 29, 2012, Marc Urbach resigned as a member of the Board of Directors of the Company, effective immediately.   Mr. Urbach’s resignation was to allow compliance with NASDAQ's corporate governance rules and listing requirements which require that a listed company's board of directors is comprised of a majority of independent directors, and was not in connection with any known disagreement with the Company on any matter.

Mr. Urbach will remain in his positions as President and Chief Financial Officer of the Company.

A copy of this report has been provided to Mr. Urbach, and he has been provided with the opportunity to furnish a letter addressed to the Company stating whether he agrees with the statements made in this report, and if not, stating the respects in which he does not agree. Mr. Urbach has not delivered any such letter to the Company.

Item 8.01.	Other Events.

On May 29, 2012, the Company issued a press release announcing that it commenced trading on the NASDAQ Capital Market under the trading symbol “YOD”.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: June 4, 2012	By:	/s/Marc Urbach
Marc Urbach President and Chief Financial Officer